UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 10, 2021

NOCERA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55993	16-1626611
(State of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

2030 Powers Ferry Road SE

Suite 212

Atlanta, GA 30339

(Address of principal executive offices)

404-816-8240

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On April 27, 2021, Yin-Chieh Cheng, the Company’s Chief Executive Officer was a speaker on video webinar panel discussion (the “Webinar”) moderated by Undercurrent News. Undercurrent News operates a website that provides daily business news, analysis and prices data for the global seafood industry.

On the Webinar entitled “Dissecting the Land-Based Aquaculture Trend”, Mr. Cheng discussed the Company’s business model and future plans to expand its operations from China to the United States.

The Webinar was and is only available to Undercurrent News subscribers.

Although the Company is headquartered in Georgia, United States, the Company’s current operations are mainly in Taiwan.

The Company provides consulting services with respect to aquaculture projects. Aquaculture is a global industry involving the growing and cultivation of marine plants and animals for food. Specifically, the Company provides design, installation, manufacturing and management services for clean water, on-land, fisheries. The Company has been focusing on recirculating aquaculture systems or RAS that are used for low margin fish such as tilapia and catfish.

By press release dated March 10, 2021, the Company announced its plans to cooperate and develop with Yunlin County Government and J&V Energy Technology Co., Ltd. 60 hectares of land to build a green energy aquacultural industrial park in Taixi Township, China. The project plans to integrate innovative aquaculture-solutions and electrical technologies to build Asia’s largest recirculating aquaculture industrial park (the “Park”). The Park will allow local fish farmers to operate tanks underneath a solar panel farm that will generate clean electricity.

During the Webinar, Mr. Cheng spoke about current plans to cooperate on a project similar to the Park in Georgia.

Mr. Cheng went onto explain that the Company had confidence in its U.S. expansion plans due to the trade war between the United States and China, the COVID 19 pandemic and increased freight costs for exporting fish.

Mr. Cheng further explained that it would be economical to farm non-local fish, specifically tilapia, in the United States due to volatile market conditions. “If we consider tilapia to be the cheapest fish in Asia, especially in China, Vietnam and Taiwan, these fish farmers only make about $0.10, $0.20 per pound to raise these fish. But if we were to raise these fish in the U.S., the net profit margin is almost 12 times more for raising the same fish, just in different locations.”

Mr. Cheng also discussed the Company’s plans to build facilities on the Japanese coast to farm other species of fish that include tuna as well as the Company’s focus on developing technology capable of delivering RAS for different species using different types of water in different environments, including raising freshwater fish in saltwater.

Mr. Cheng closed by explaining that while large fisheries are using costly high-tech RAS, the Company is developing lower cost and simpler RAS for use by local farmers in order to improve poverty. “The Brazilian government is inviting us to Brazil, so each individual farmer can fish farm tilapia and sell it back to the government,” he said.

The information under Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCERA, INC.

Date: May 13, 2021	By:	/s/ Yin-Chieh Cheng
	Name:	Yin-Chieh Cheng
	Title:	Chief Executive Officer (Principal Executive Officer)

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